Exhibit 99.1

Mobiquity Networks Provides Geo-Behavioral Insights
Across Devices Through LiveRamp IdentityLink

NEW YORK, April 17, 2017 - Mobiquity Networks, a mobile location marketing company and wholly owned subsidiary of Mobiquity Technologies, Inc. (OTCQB: MOBQ), announced today that it has partnered with LiveRamp™, an Acxiom® company (NASDAQ: ACXM) and leading provider of omnichannel identity resolution, to bring marketers greater access to Mobiquity Networks’ highly accurate geo-behavioral data. The partnership allows marketers to deliver better customer experiences by using geo-behavioral data in a privacy-safe way to deliver more relevant ad targeting and ROI measurement.

LiveRamp’s IdentityLink™ allows data owners to resolve their data to a privacy-compliant consumer identifier leveraged by hundreds of brands and technology platforms for people-based marketing. In so doing, LiveRamp allows Mobiquity Networks to connect their data to brands’ people-based marketing initiatives and extend the reach of the data across channels.

This partnership is important because consumers expect relevant and meaningful brand experiences. By making Mobiquity Networks’ data available to LiveRamp’s clients and partners via the data store feature of the IdentyLink platform, brands can meet consumer expectations of meaningful omnichannel experiences. Ad agencies, DSPs, Trading Desks, and other media outlets looking to engage consumers based on their offline interests and purchase intent can now utilize Mobiquity Networks’ audience segments for people-based marketing.

Mobiquity Networks is also leveraging LiveRamp’s IdentityLink solution to facilitate offline attribution analysis to clients, a key benefit for measuring campaign ROI. Clients can augment their first-party data by resolving anonymized Mobiquity Networks’ geo-behavioral data, resulting in a more comprehensive view of customer activity and interests.

“With the help of LiveRamp’s IdentityLink platform, we are helping marketers increase their campaign ROI by providing access to users’ geobehavior in a privacy-compliant manner,” said Dean Julia, CEO of Mobiquity Networks.

“As marketers pursue people-based strategies, they need access to mobile data in order to build, engage, and measure audiences across channels,” said Luke McGuinness, head of data partnerships for LiveRamp. “We’re delighted that a leader like Mobiquity is using the IdentityLink Data Store feature to provide value to their customers.”

About Mobiquity Networks:

Mobiquity Networks is a next generation mobile location data and marketing company. The company provides precise, unique, at-scale location based data and insights on consumer’s real world behavior and trends for use in marketing and research. With our combined exclusive data sets of mall and premium outlet beacon data, and first party location data via our advanced SDK; Mobiquity Networks provides one of the most accurate and scaled solution for mobile data collection and analysis. For more information visit www.mobiquitynetworks.com.

About LiveRamp

LiveRamp offers brands and the companies they work with identity resolution that is integrated throughout the digital ecosystem, and provides the foundation for omnichannel marketing. Our services transform the technology platforms used by our clients into people-based marketing channels that improve the relevancy of marketing, and ultimately allow consumers to better connect with the brands and products they love. LiveRamp is an Acxiom company, delivering privacy-safe solutions to market and honoring the best practices of leading associations including the Digital Advertising Alliance's (DAA) ICON and App Choices programs. For more information, visit www.LiveRamp.com.

Media Contacts:

Mobiquity Technologies/Mobiquity Networks Contacts:

DJulia@mobiquitynetworks.com

516-256-7766 x214

Alyssa Niemiec for LiveRamp

liveramp@havasformula.com

619-234-0345